Exhibit No. 99.1






NEWS FROM FAIR, ISAAC             NYSE SYMBOL:  FIC

FOR IMMEDIATE RELEASE
                                  Contact:       Marc Friedland
                                                 Media Relations Specialist
                                                 (415) 491-7001
                                                 mfriedland@fairisaac.com


June 25, 1997

                      FAIR, ISAAC COMPLETES ACQUISITION OF
                          RISK MANAGEMENT TECHNOLOGIES

San Rafael, Calif. -- Fair, Isaac and Company, Inc. (NYSE: FIC) announced today that it has completed the acquisition of Risk Management Technologies (RMT), first announced on April 23.

Fair, Isaac and Berkeley, California-based RMT will combine complementary strengths to help financial services firms make better use of institution-wide data to improve decision-making and risk management. RMT is the leading provider of enterprise-wide risk management and performance measurement solutions to major financial institutions worldwide. Fair, Isaac pioneered the development of credit scoring and automated credit decision systems used by most large U.S. credit issuers and, increasingly, major lenders around the world. The acquisition was accomplished through a stock swap valued at $46 million and will be accounted for as a pooling of interests.

The acquisition enables Fair, Isaac to extend its franchise in providing data-driven decision support to the financial services industry beyond its current focus on individual customers. With RMT's products and services, Fair, Isaac will now support an institution's entire financial risk management operation. The acquisition puts Fair, Isaac in a leadership position in decision support technology for total risk management, integrating interest rate risk management with credit risk management.

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RMT will retain its name and market  identity and will operate as a Fair,  Isaac subsidiary. RMT CEO David LaCross will continue in his present duties. RMT's staff of approximately 50 will work from its offices in Berkeley.

RMT was founded in 1989 to provide comprehensive decision support systems to major financial institutions. It provides a complete asset-liability management product targeted at larger, more sophisticated institutions; data warehousing tools; profitability analysis; transfer pricing; and other state-of-the-art capabilities. RMT's client list includes both U.S. and international financial institutions such as Chase Manhattan Bank, First Union, Wachovia, Wells Fargo, the UK's Abbey National, ANZ Bank in Melbourne, and Sumitomo Bank in Tokyo.

Since 1956, Fair, Isaac has helped businesses turn data into useful information for strategic decision making. Fair, Isaac pioneered the commercial development of empirically derived predictive models for the credit industry and popularized their use in lending decisions. Today, the company offers a full spectrum of data analysis capabilities, predictive modeling, software, and consulting to the financial services, health care, telecommunications, personal lines insurance and direct marketing industries worldwide. Fair, Isaac has offices throughout the United States and Europe as well as in Canada, Mexico, South Africa and Japan. In addition to RMT, Fair, Isaac's principal subsidiaries are St. Paul, Minnesota-based DynaMark, Inc. and Baltimore, Maryland-based Credit & Risk Management Associates, Inc.

For the fiscal year ended September 30, 1996, Fair, Isaac reported net income of $16.2 million or $1.27 per share on consolidated revenues of $148.7 million. The company reported record earnings and revenues for the three- and six-month periods ended March 31, 1997. For the first six months of the 1997 fiscal year, net income was $9.58 million or $.74 per share on revenues of $88.0 million.


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